UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
April 1, 2017

Independent Bank Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Texas	001-35854	13-4219346
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Redbud Boulevard, Suite 400
McKinney, TX 75069-3257
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:
(972) 562-9004

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.
On April 1, 2017, Independent Bank Group, Inc., a Texas corporation and parent company of Independent Bank (“Independent”), completed the acquisition (the “Merger”) of Carlile Bancshares, Inc., a Texas corporation and parent company of Northstar Bank, Denton, Texas (“Carlile”), pursuant to that certain previously announced Agreement and Plan of Reorganization, dated November 21, 2016 (the “Reorganization Agreement”). Immediately following the Merger, Northstar Bank was merged with and into Independent Bank.
Under the terms of the Reorganization Agreement, Independent issued 8,804,751 shares of Independent common stock as consideration for all of the outstanding securities of Carlile and paid $19.0 million in cash to cash out options to purchase shares of Carlile common stock.
The press release issued by Independent announcing completion of the Merger is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 5.07 Submission of Matters to a Vote of Security Holders.
Four proposals were submitted to a vote of security holders at the special meeting of the shareholders of Independent held on March 30, 2017:
•Proposal One: To approve the Reorganization Agreement and the Merger.
•Proposal Two: To approve the issuance of shares of Independent common stock to Carlile shareholders in connection with the Merger.
•Proposal Three: To elect each of Tom C. Nichols, Mark K. Gormley and Christopher M. Doody to fill the three vacant director seats on Independent’s Board of Directors, with the election of such directors being subject to the completion of the Merger.
•Proposal Four: To approve the adjournment of the Independent special meeting to a later date or dates, if the Board of Directors determines it is necessary to permit solicitation of additional proxies if there are not sufficient votes at the time of the Independent special meeting to approve the first three proposals listed above.
Proposal One: To Approve the Agreement and the Merger
This proposal, pursuant to which Carlile would merge with and into Independent, all on and subject to the terms and conditions contained in the Reorganization Agreement and the Merger described therein, was approved with shareholders casting votes as follows:

	For	Against	Abstain	Broker Non-Votes
Proposal One	15,196,771	5,351	117	—

Proposal Two: To Approve the Issuance of Independent Common Stock
This proposal, pursuant to which Independent would issue shares of Independent common stock to Carlile shareholders in connection with the Merger, was approved with shareholders casting votes as follows:

	For	Against	Abstain	Broker Non-Votes
Proposal Two	15,191,581	10,541	117	—

Proposal Three: To Elect the Nominees to the Board of Directors
This proposal, pursuant to which each of Tom C. Nichols, Mark K. Gormley and Christopher M. Doody would be elected to fill the three vacant director seats on Independent’s Board of Directors, with the election of such directors being subject to the completion of the Merger, was approved with shareholders casting votes as follows:

	For	Withhold	Broker Non-Votes
Proposal Three:
Tom C. Nichols	14,057,264	1,144,975	—
Mark K. Gormley	15,039,392	162,847	—
Christopher M. Doody	15,022,244	179,995	—
All three of the foregoing nominees were elected to the Independent Board of Directors upon consummation of the Merger on April 1, 2017.

Proposal Four: To Adjourn the Special Meeting of Shareholders, if Necessary
Because Proposal One, Proposal Two and Proposal Three were approved and the total votes cast on each of Proposal One, Proposal Two and Proposal Three represented over the requisite percentage of outstanding securities entitled to vote, no adjournment to solicit additional proxies was necessary and, therefore, no action was required with respect to Proposal Four.

Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits
The following are filed as exhibits to this Current Report on Form 8-K:

2.1
Agreement and Plan of Reorganization, dated as of November 21, 2016, by and between Independent Bank Group, Inc. and Carlile Bancshares, Inc. (incorporated herein by reference to Appendix A to Independent’s Registration Statement on Form S-4 (Registration No. 333-215644)).

99.1	Press Release issued by Independent Bank Group, Inc. dated April 3, 2017, relating to completion of the Merger.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDEPENDENT BANK GROUP, INC. (Registrant)

Dated April 3, 2017	By: /s/ David R. Brooks David R. Brooks Chairman of the Board and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
2.1
Agreement and Plan of Reorganization, dated as of November 21, 2016, by and between Independent Bank Group, Inc. and Carlile Bancshares, Inc. (incorporated herein by reference to Appendix A to Independent’s Registration Statement on Form S-4 (Registration No. 333-215644)).

99.1	Press Release issued by Independent Bank Group, Inc. dated April 3, 2017, relating to completion of the Merger.